Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces Second Quarter 2020 Financial Results
Fuel Gross Margin Increased 19.6% and Adjusted Fuel Gross Margin Increased 9.6% for the 2020 Second Quarter
Net Income Increased 78.3%, Adjusted EBITDA Increased 22.1% and Adjusted EBITDAR Increased 6.5% for the 2020 Second Quarter
Net Income Per Share of Common Stock Attributable to Common Stockholders of $0.26 and Adjusted Net Income Per Share of Common Stock Attributable to Common Stockholders of $0.59 for the 2020 Second Quarter
_____________________________________________________________________________________
Westlake, OH (August 5, 2020): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three and six months ended June 30, 2020.
Jonathan M. Pertchik, TA's CEO, made the following statement regarding the 2020 second quarter results:
"Despite the challenges presented by a global pandemic and a corresponding shutdown of major portions of the U.S. economy for a large part of the 2020 second quarter, our newly constituted senior leadership team, together with our broader organization, generated increases of 78.3% in net income, 22.1% in adjusted EBITDA and 6.5% in adjusted EBITDAR over the prior year second quarter. Although nonfuel revenues decreased 14.8% during the second quarter, adjusted EBITDAR margin increased to 20.7% as compared to 17.2% last year. The improved year-over-year performance was a consequence of improved discipline in managing expenses, prompt furloughing of employees in response to reduced business as a result of COVID-19 and business management improvements. In addition, fuel gross margin increased by 19.6% and adjusted fuel gross margin increased by 9.6% versus prior year, driven by a favorable fuel purchasing environment, changes to our approach to pricing and the federal biodiesel blenders' tax credit.
"On a strategic front, in early July, we raised approximately $80.1 million of net proceeds in an equity offering intended primarily to fund deferred maintenance and other capital expenditures necessary to update property conditions and implement growth initiatives, as well as for working capital and for general corporate purposes. With this capital raise complete, our management team in place and our plan to transform the business in hand, we can focus our collective energy on executing through operational initiatives to improve TA’s performance and create long term value for our stockholders."

The following table summarizes TA's financial results for the 2020 and 2019 second quarters.

(in thousands, except per share amounts)	Three Months Ended June 30,
	2020	2019
Net income	$2,156	$1,209
Net income attributable to common stockholders	2,124	1,178

Net income per share of common stock attributable to common stockholders (basic and diluted)	$0.26	$0.15

The following table summarizes TA's non-GAAP financial measures for the 2020 and 2019 second quarters.

(in thousands, except per share amounts)	Three Months Ended June 30,
	2020	2019
Non-GAAP measures:(1)
Adjusted net income	$4,977	$1,209
Adjusted net income per share of common stock attributable to common stockholders (basic and diluted)	$0.59	$0.15
EBITDA	$38,730	$31,184
Adjusted EBITDA	38,083	31,184
Adjusted EBITDAR	101,162	94,954
Adjusted fuel gross margin and nonfuel revenues	489,755	552,904
Adjusted EBITDAR margin	20.7%	17.2%
(1) Reconciliations from net income, net income per share of common stock attributable to common stockholders, fuel gross margin and nonfuel revenues, as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.
Financial Results Commentary
All of TA's company operated locations are same site locations with the exception of one standalone restaurant. As a result, same site operating results are not presented as they would not provide materially different information from TA's consolidated results.
Fuel Sales Volume and Fuel Gross Margin. The following table presents details for TA's fuel sales for the 2020 and 2019 second quarters.

(in thousands, except per gallon amounts)	Three Months Ended June 30,
	2020	2019	Change
Fuel sales volume (gallons):
Diesel fuel	423,082	426,543	(0.8)%
Gasoline	53,134	75,803	(29.9)%
Total fuel sales volume	476,216	502,346	(5.2)%

Fuel revenues	$577,410	$1,117,671	(48.3)%
Fuel gross margin	91,900	76,822	19.6%
Adjusted fuel gross margin(1)	84,185	76,822	9.6%
Fuel gross margin per gallon	$0.193	$0.153	26.1%
Adjusted fuel gross margin per gallon(1)	0.177	0.153	15.7%
(1) Reconciliations from fuel gross margin and fuel gross margin per gallon, as applicable, the financial measures determined in accordance with U.S. GAAP to the non-GAAP measures disclosed herein are included in the supplemental tables below.
Fuel sales volume for the 2020 second quarter decreased by 26.1 million gallons, or 5.2%, as compared to the 2019 second quarter due to a decrease in trucking activity and consumer travel as a result of the COVID-19 pandemic, primarily during April and May of 2020.
Fuel revenues for the 2020 second quarter decreased by $540.3 million, or 48.3%, as compared to the 2019 second quarter. The decrease in fuel revenues was primarily due to a decrease in market prices for fuel and a decrease in fuel sales volume.

Fuel gross margin for the 2020 second quarter increased by $15.1 million, or 19.6%, as compared to the 2019 second quarter primarily as a result of a more favorable fuel purchasing environment and the $7.7 million benefit recognized in connection with the federal biodiesel blenders' tax credit in the 2020 second quarter partially offset by a decrease in fuel sales volume, primarily during April and May of 2020.
In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, and approved the federal biodiesel blenders' tax credit through 2022. During the 2020 second quarter, TA recognized $7.7 million as a reduction to its fuel cost of goods sold relating to the federal biodiesel blenders' tax credit. For the remainder of 2020 through 2022, the benefit of the federal biodiesel blenders' tax credit will be included in the price TA pays for biodiesel.
Adjusted fuel gross margin for the 2020 second quarter increased by $7.4 million, or 9.6%, as compared to the 2019 second quarter primarily due to a more favorable fuel purchasing environment.
Nonfuel Revenues and Nonfuel Gross Margin. The following table presents details for TA's nonfuel revenues for the 2020 and 2019 second quarters.

(in thousands)	Three Months Ended June 30,
2020	2019	Change
Nonfuel revenues:
Truck service	$160,987	$173,431	(7.2)%
Store and retail services	158,240	170,056	(6.9)%
Restaurant	61,492	108,756	(43.5)%
Diesel exhaust fluid	24,851	23,839	4.2%
Total nonfuel revenues	405,570	476,082	(14.8)%

Nonfuel gross margin	$242,619	$288,584	(15.9)%
Nonfuel gross margin percentage	59.8%	60.6%	(80)	pts
Nonfuel revenues for the 2020 second quarter decreased by $70.5 million, or 14.8%, as compared to the 2019 second quarter primarily as a result of a decrease in revenues at both TA's standalone restaurants and the restaurants in TA's travel centers due to the temporary closure or limitation of services at those locations, as well as a decrease in TA's truck service and store and retail services businesses in April and May 2020 due to a decrease in trucking activity and consumer travel, all of which were primarily the result of the COVID-19 pandemic. As governments began to lift stay in place orders, TA started to reopen its full service restaurants and in June 2020, TA recognized increases in its truck service and store and retail services revenues as compared to June 2019.
Nonfuel gross margin for the 2020 second quarter decreased by $46.0 million, or 15.9%, as compared to the 2019 second quarter primarily due to a decrease in nonfuel revenues as a result of the COVID-19 pandemic. Nonfuel gross margin percentage for the 2020 second quarter declined to 59.8% from 60.6% for the 2019 second quarter primarily due to a change in the mix of products and services sold and certain pricing and marketing initiatives.
Rent and Royalties from Franchisees. Rent and royalties from franchisees for the 2020 second quarter decreased by $0.5 million, or 13.5%, as compared to the 2019 second quarter primarily as a result of the closure of four franchised standalone restaurants, TA's purchase of one standalone restaurant from a former franchisee since the 2019 second quarter and the temporary closures of certain franchised standalone restaurants as a result of the COVD-19 pandemic, partially offset by the 10 franchised travel centers and five franchised standalone restaurants that began operations after the 2019 second quarter.
Site Level Operating Expense. Site level operating expense for the 2020 second quarter decreased by $37.1 million, or 15.8%, as compared to the 2019 second quarter primarily due to the furloughing of approximately 4,300 field employees in response to the COVID-19 pandemic and a decrease in nonlabor costs such as maintenance, certain utilities and supplies. These decreases were partially offset by increased labor costs as a result of an increase in technician count in TA's truck service department to support an anticipated increase in sales and cash bonuses TA paid to certain employees who continued to work at its locations during the COVID-19 pandemic. Site level operating expense as a percentage of nonfuel revenues improved to 48.7% for the 2020 second quarter from 49.3% for the 2019 second quarter primarily due to a decrease in nonlabor costs such as maintenance, certain utilities and supplies.

Selling, General and Administrative Expense. Selling, general and administrative expense for the 2020 second quarter decreased by $1.6 million, or 4.0%, as compared to the 2019 second quarter. The decrease was primarily attributable to the elimination of approximately 130 positions as part of the Reorganization Plan, as defined below, during the 2020 second quarter, the furloughing of approximately 120 corporate employees in response to the COVID-19 pandemic and a reduction in travel related expenses and marketing expenses. These decreases were largely offset by $3.9 million of non-recurring costs associated with the Reorganization Plan.
Real Estate Rent Expense. Real estate rent expense for the 2020 second quarter decreased by $0.7 million, or 1.1%, as compared to the 2019 second quarter. The decrease was primarily the result of a decrease in percentage rent due to Service Properties Trust, or SVC, as a result of the decrease in TA's nonfuel revenues during the 2020 second quarter.
Depreciation and Amortization Expense. Depreciation and amortization expense for the 2020 second quarter increased by $5.0 million, or 21.7%, as compared to the 2019 second quarter. The increase was primarily the result of a $3.0 million goodwill impairment charge recognized with respect to TA's Quaker Steak & Lube, or QSL, business, the $0.8 million write off of intangible assets associated with three franchised standalone restaurants that closed during the 2020 second quarter and the $0.5 million write off of certain assets related to programs that were canceled.
Net Income. Net income for the 2020 second quarter increased by $0.9 million, or 78.3%, as compared to the 2019 second quarter. The increase in net income primarily resulted from the increase in site level gross margin in excess of site level operating expense and the decrease in selling, general and administrative expense and real estate rent expense, partially offset by an increase in depreciation and amortization expense.
EBITDA and Adjusted EBITDA. EBITDA for the 2020 second quarter increased by $7.5 million, or 24.2%, as compared to the 2019 second quarter and adjusted EBITDA for the 2020 second quarter increased by $6.9 million, or 22.1%, as compared to the 2019 second quarter. These increases primarily resulted from the increase in fuel gross margin and the decreases in site level operating expense and selling, general and administrative expense.
Adjusted EBITDAR and Adjusted EBITDAR Margin. Adjusted EBITDAR for the 2020 second quarter increased by $6.2 million, or 6.5%, as compared to the 2019 second quarter and adjusted EBITDAR margin for the 2020 second quarter increased to 20.7% from 17.2% for the 2019 second quarter. These increases primarily resulted from the increase in fuel gross margin and the decrease in selling, general and administrative expense.
Growth Strategies
On April 30, 2020, TA committed to and initiated a reorganization plan, or the Reorganization Plan, to improve the efficiency of its operations. As part of the Reorganization Plan, TA reduced its headcount and eliminated certain positions, which TA expects to result in approximately $13.1 million of net annual savings in selling, general and administrative expense. In addition, TA has made certain changes in its leadership and their roles and created both a corporate development and a procurement team. On April 30, 2020, the Reorganization Plan was communicated to those employees impacted. The costs of the Reorganization Plan were $4.3 million, which are comprised primarily of severance, outplacement services, stock based compensation expense associated with the accelerated vesting of previously granted stock awards for certain employees and fees for recruitment of certain executive positions. During the 2020 second quarter, TA recognized $3.9 million of costs associated with the Reorganization Plan as selling, general and administrative expense in its consolidated statements of operations and comprehensive income (loss).
On October 28, 2019, TA entered into a multi unit franchise agreement with IHOP Franchisor LLC a subsidiary of IHOP®, or IHOP, in which TA agreed to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants over five years. Due to the COVID-19 pandemic, TA and IHOP have agreed to delay the rebranding schedule by one year. Of the 94, TA is obligated to convert the initial 20 full service restaurants to IHOP restaurants with the remaining conversions at its discretion. TA currently operates these full service restaurants under its Iron Skillet or Country Pride brand names. The average investment per site to rebrand these restaurants is expected to be approximately $1.1 million.
Since the beginning of 2019, TA has entered into franchise agreements for 21 travel centers to be operated under one of TA's travel center brand names; four of these franchised travel centers began operations during 2019, two began operations in the 2020 first quarter, five began operations in the 2020 second quarter, two began operations in the 2020 third quarter to date and TA anticipates the remaining eight franchised travel centers will be added to its network by the end of 2021. In addition, TA has entered into an agreement with one of these franchisees pursuant to which TA expects to add two additional franchised travel centers to its network, one within five years and the other within 10 years.

COVID-19
In March 2020, COVID-19 was declared a pandemic by the World Health Organization, and the U.S. Health and Human Services Secretary declared a public health emergency in the United States in response to the outbreak. TA's business benefited from being recognized as a business that provides services to essential businesses by various governmental authorities, which has allowed TA to continue operating. The initial increased demand by businesses and households to stock up on certain products in response to the COVID-19 pandemic, which resulted in increased trucking activity to transport those goods across the United States, began to decline in April 2020 and as a result, TA experienced a decrease in diesel fuel sales volume during the 2020 second quarter as compared to the 2019 second quarter. During the 2020 second quarter as compared to the 2019 second quarter, TA experienced an increase in fuel gross margin, as both diesel fuel and gasoline costs declined as a result of a more favorable fuel purchasing environment due to a reduction in demand and the benefit recognized in connection with the federal biodiesel blenders' tax credit. However, due to governmental stay in place orders, social distancing and other reductions in activity, demand for gasoline volume during 2020 second quarter declined sharply, resulting in reduced gasoline sales volume sold by TA during the 2020 second quarter as compared to the 2019 second quarter, and demand for certain of its nonfuel products and services has declined. As a result, TA temporarily closed most of its full service restaurants and limited product offerings at some of its restaurants and travel centers. As a result, TA experienced a decrease in nonfuel revenues for the 2020 second quarter as compared to the 2019 second quarter. As governments began to lift stay in place orders, TA recognized increases in its truck service and store and retail services revenues in June 2020 as compared to June 2019. Although TA began reopening some of its restaurants beginning in May 2020 as certain states began allowing restaurants to reopen, the recent increase in COVID-19 infections in several states has resulted in closing or re-closing certain of TA's restaurants.
Underwritten Public Equity Offering
On July 6, 2020, TA received net proceeds of $80.1 million, after $0.2 million of offering costs and $5.1 million of underwriting discounts and commissions, from the sale and issuance of 6.1 million shares of common stock in an underwritten public equity offering. TA intends to use the net proceeds from this offering to fund deferred maintenance and other capital expenditures necessary to enhance property conditions and implement growth initiatives, for working capital and for general corporate purposes.

Conference Call
On August 5, 2020, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months ended June 30, 2020. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10145359.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's second quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada, standalone truck service facilities located in three states and standalone restaurants located in 12 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Fuel	$577,410	$1,117,671	$1,452,339	$2,100,812
Nonfuel	405,570	476,082	830,577	916,956
Rent and royalties from franchisees	3,123	3,611	6,535	6,888
Total revenues	986,103	1,597,364	2,289,451	3,024,656

Cost of goods sold (excluding depreciation):
Fuel	485,510	1,040,849	1,278,484	1,949,243
Nonfuel	162,951	187,498	324,670	355,766
Total cost of goods sold	648,461	1,228,347	1,603,154	2,305,009

Site level operating expense	197,522	234,645	434,086	467,365
Selling, general and administrative expense	37,976	39,562	75,204	76,672
Real estate rent expense	63,079	63,770	126,667	130,183
Depreciation and amortization expense	28,254	23,213	56,814	47,972

Income (loss) from operations	10,811	7,827	(6,474)	(2,545)

Interest expense, net	7,233	7,164	14,689	14,214
Other expense (income), net	335	(144)	876	430
Income (loss) before income taxes	3,243	807	(22,039)	(17,189)
(Provision) benefit for income taxes	(1,087)	402	5,654	5,669
Net income (loss)	2,156	1,209	(16,385)	(11,520)
Less: net income for noncontrolling interest	32	31	52	49
Net income (loss) attributable to common stockholders	$2,124	$1,178	$(16,437)	$(11,569)

Net income (loss) per share of common stock attributable to common stockholders:
Basic and diluted	$0.26	$0.15	$(1.98)	$(1.43)
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance and believes that they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from operations or net income (loss) per share of common stock attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. TA calculates EBITDA as net income (loss) before interest, income taxes and depreciation and amortization expense, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
In addition, TA believes that, because it leases a majority of its travel centers, presenting adjusted EBITDAR and adjusted EBITDAR margin may help investors compare the value of TA against companies that own and finance ownership of their properties with debt financing, since these measures eliminate the effects of variability in leasing methods and capital structures. These measures may also help investors evaluate TA's valuation if it owned its leased properties and financed that ownership with debt, in which case the interest expense TA incurred for that debt financing would be added back when calculating EBITDA. Adjusted EBITDAR and adjusted EBITDAR margin are presented solely as valuation measures and should not be viewed as measures of overall operating performance or considered in isolation or as an alternative to net income (loss) because they exclude the rent expense associated with operating leases and they are presented for the limited purposes referenced herein. TA calculates EBITDAR as net income (loss) before interest, income taxes, real estate rent expense and depreciation and amortization expense and adjusted EBITDAR by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses. TA calculates adjusted EBITDAR margin as adjusted EBITDAR as a percentage of adjusted fuel gross margin and nonfuel revenues.
TA excluded the federal biodiesel blenders' tax credit when calculating adjusted net income (loss), adjusted net income (loss) per share of common stock attributable to common stockholders, adjusted EBITDA, adjusted EBITDAR, adjusted EBITDAR margin, adjusted fuel gross margin and nonfuel revenues, adjusted fuel gross margin and adjusted fuel gross margin per gallon. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, the three and six months ended June 30, 2019, do not include the benefit of the federal biodiesel blenders' tax credit and excluding the benefit for the three and six months ended June 30, 2020, allows investors to better compare TA's performance between periods.
TA believes that net income (loss) is the most directly comparable GAAP financial measure to adjusted net income (loss), EBITDA, adjusted EBITDA and adjusted EBITDAR; net income (loss) per share of common stock attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted net income (loss) per share of common stock attributable to common stockholders; fuel gross margin and nonfuel revenues are the most directly comparable GAAP financial measure to adjusted fuel gross margin and nonfuel revenues; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three and six months ended June 30, 2020 and 2019.

Calculation of adjusted net income (loss):	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$2,156	$1,209	$(16,385)	$(11,520)
Add: Reorganization Plan costs(1)	3,884	—	4,288	—
Add: Goodwill impairment(2)	3,046	—	3,046	—
Add: Field employee bonus expense(3)	2,381	—	3,769	—
Add: Asset write offs(4)	1,372	—	6,534	—
Add: Executive compensation expense(5)	803	—	2,109	—
Less: Federal biodiesel blenders' tax credit(6)	(7,715)	—	(11,230)	—
Add: Costs of SVC transactions(7)	—	—	—	458
Less: Loyalty award expiration(8)	—	—	—	(2,911)
(Less) add: Net income tax impact(9)	(950)	—	(2,146)	618
Adjusted net income (loss)	$4,977	$1,209	$(10,015)	$(13,355)

Calculation of adjusted net income (loss) per share of common stock attributable to common stockholders (basic and diluted):	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss) per share of common stock attributable to common stockholders (basic and diluted)	$0.26	$0.15	$(1.98)	$(1.43)
Add: Reorganization Plan costs(1)	0.47	—	0.52	—
Add: Goodwill impairment(2)	0.36	—	0.37	—
Add: Field employee bonus expense(3)	0.29	—	0.45	—
Add: Asset write offs(4)	0.16	—	0.79	—
Add: Executive compensation expense(5)	0.10	—	0.25	—
Less: Federal biodiesel blenders' tax credit(6)	(0.93)	—	(1.35)	—
Add: Costs of SVC transactions(7)	—	—	—	0.06
Less: Loyalty award expiration(8)	—	—	—	(0.36)
(Less) add: Net income tax impact(9)	(0.12)	—	(0.26)	0.07
Adjusted net income (loss) per share of common stock attributable to common stockholders (basic and diluted)	$0.59	$0.15	$(1.21)	$(1.66)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

Calculation of EBITDA, adjusted EBITDA and adjusted EBITDAR:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$2,156	$1,209	$(16,385)	$(11,520)
Add (less): Provision (benefit) for income taxes	1,087	(402)	(5,654)	(5,669)
Add: Depreciation and amortization expense	28,254	23,213	56,814	47,972
Add: Interest expense, net	7,233	7,164	14,689	14,214
EBITDA	38,730	31,184	49,464	44,997
Add: Reorganization Plan costs(1)	3,884	—	4,288	—
Add: Field employee bonus expense(3)	2,381	—	3,769	—
Add: Executive compensation expense(5)	803	—	2,109	—
Less: Federal biodiesel blenders' tax credit(6)	(7,715)	—	(11,230)	—
Add: Costs of SVC transactions(7)	—	—	—	458
Less: Loyalty award expiration(8)	—	—	—	(2,911)
Adjusted EBITDA	38,083	31,184	48,400	42,544
Add: Real estate rent expense	63,079	63,770	126,667	130,183
Adjusted EBITDAR	$101,162	$94,954	$175,067	$172,727

Calculation of adjusted fuel gross margin and nonfuel revenues and adjusted EBITDAR margin:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fuel gross margin	$91,900	$76,822	$173,855	$151,569
Nonfuel revenues	405,570	476,082	830,577	916,956
Total fuel gross margin and nonfuel revenues	497,470	552,904	1,004,432	1,068,525
Less: Federal biodiesel blenders' tax credit(6)	(7,715)	—	(11,230)	—
Less: Loyalty award expiration(8)	—	—	—	(2,911)
Adjusted fuel gross margin and nonfuel revenues	$489,755	$552,904	$993,202	$1,065,614
Adjusted EBITDAR margin	20.7%	17.2%	17.6%	16.2%

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Fuel gross margin	$91,900	$76,822	$173,855	$151,569
Less: Federal biodiesel blenders' tax credit(6)	(7,715)	—	(11,230)	—
Less: Loyalty award expiration(8)	—	—	—	(2,840)
Adjusted fuel gross margin	$84,185	$76,822	$162,625	$148,729

Fuel gross margin per gallon	$0.193	$0.153	$0.180	$0.156
Less: Federal biodiesel blenders' tax credit(6)	(0.016)	—	(0.011)	—
Less: Loyalty award expiration(8)	—	—	—	(0.003)
Adjusted fuel gross margin per gallon	$0.177	$0.153	$0.169	$0.153

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)
(1) Reorganization Plan Costs. On April 30, 2020, TA commenced a company-wide Reorganization Plan. During the three and six months ended June 30, 2020, TA recognized $3.9 million and $4.3 million, respectively, of costs related to the Reorganization Plan, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(2) Goodwill Impairment. During the three and six months ended June 30, 2020, TA recognized a goodwill impairment charge of $3.0 million with respect to its QSL reporting unit, which was recognized in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive income (loss).
(3) Field Employee Bonus Expense. In March and April 2020, TA paid cash bonuses to certain employees who continued to work at its locations during the COVID-19 pandemic. These bonuses resulted in additional compensation expense of $2.4 million and $3.8 million for the three and six months ended June 30, 2020, respectively, which were included in site level operating expense in TA's consolidated statements of operations and comprehensive income (loss).
(4) Asset Write Offs. During the three and six months ended June 30, 2020, TA wrote off $0.8 million of intangibles relating to three QSL franchises that closed in April 2020. During the three and six months ended June 30, 2020, TA wrote off $0.5 million and $5.7 million, respectively, related to programs that were canceled. These amounts were included in depreciation and amortization expense in TA's consolidated statements of operations and comprehensive income (loss).
(5) Executive Compensation Expense. TA agreed to accelerate the vesting of previously granted stock awards and make cash payments as part of TA's retirement and separation agreements with certain former executive officers. The accelerations and cash payments resulted in additional compensation expense of $0.8 million and $2.1 million for the three and six months ended June 30, 2020, respectively, which were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(6) Federal Biodiesel Blenders' Tax Credit. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, TA recognized $7.7 million and $11.2 million for the three and six months ended June 30, 2020, respectively, which were recognized as a reduction to fuel cost of goods sold in TA's consolidated statements of operations and comprehensive income (loss).
(7) Costs of SVC Transactions. In January 2019, TA and SVC amended their leases and completed certain other related transactions. During the six months ended June 30, 2019, TA incurred $0.5 million of expenses associated with these transactions. These expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(8) Loyalty Award Expiration. During the six months ended June 30, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the six months ended June 30, 2019, $2.8 million of which was recognized as fuel revenues and $0.1 million as nonfuel revenues in TA's consolidated statements of operations and comprehensive income (loss).
(9) Net Income Tax Impact. TA calculated the income tax impact of the adjustments described above by using its estimated statutory income tax rate of 25.2% for the three and six months ended June 30, 2020 and 2019.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	June 30, 2020	December 31, 2019
Assets:
Current assets:
Cash and cash equivalents	$142,786	$17,206
Accounts receivable, net	118,511	173,496
Inventory	162,710	196,611
Other current assets	26,915	32,456
Total current assets	450,922	419,769

Property and equipment, net	841,669	868,503
Operating lease assets	1,782,222	1,817,998
Goodwill	22,213	25,259
Intangible assets, net	19,321	20,707
Other noncurrent assets	84,210	78,659
Total assets	$3,200,557	$3,230,895

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$146,566	$147,440
Current operating lease liabilities	108,627	104,070
Other current liabilities	160,415	138,455
Total current liabilities	415,608	389,965

Long term debt, net	337,903	329,321
Noncurrent operating lease liabilities	1,827,113	1,880,188
Other noncurrent liabilities	61,648	58,885
Total liabilities	2,642,272	2,658,359

Stockholders' equity (8,298 and 8,307 shares of common stock outstanding as of June 30, 2020 and December 31, 2019, respectively)	558,285	572,536
Total liabilities and stockholders' equity	$3,200,557	$3,230,895
These financial statements should be read in conjunction with TA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, to be filed with the U.S. Securities and Exchange Commission.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about increased fuel gross margin, adjusted fuel gross margin, net income, EBITDA, adjusted EBITDA, adjusted EBITDAR and adjusted EBITDAR margin may imply that TA's business may be profitable in the future. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase. In addition, any growth in TA's business may not be beneficial to TA and may result in TA realizing losses if the growth is not profitable;
•Statements that TA has been recognized as a business that provides services to essential businesses by many public authorities, which has allowed it to continue operating during the COVID-19 pandemic. This may imply that TA will continue to be designated an essential service; however, TA could lose that designation, which could result in TA having to close or reduce operations at certain or all of its travel centers for an indefinite period;
•Statements that TA recognized increases in its truck service and store and retail services revenues in June 2020. This may imply that TA will increase or maintain these improvements and that TA will be profitable in the future. However, customer demand and competitive conditions, among other factors, may significantly impact TA's nonfuel sales. In addition, many parts of the United States have experienced increased numbers of COVID-19 infections since June 2020 and that development may result in adverse economic consequences that may adversely affect TA, its customers and its business. If nonfuel sales volume declines, if TA is not able to pass increases in nonfuel costs to its customers or if its nonfuel sales mix changes in a manner that negatively impacts its nonfuel gross margin, TA's nonfuel revenues or its nonfuel gross margin may decline;
•Statements about managing expenses, improved processes and policies, new management and initiatives, and implementation of transitional plans may imply that these changes and developments will result in improvements to TA's business, operations and financial results. However, these changes may not be successful or sustainable. Further, even if they are successful and maintainable, other factors and risks may result in TA not achieving the benefits that it expects from these matters;
•Statements about costs TA has incurred to support its anticipated business growth. These statements may imply that these costs will result in TA receiving increased revenues and realizing its expected return on its investments in growing its business. However, these costs may exceed any increased revenue TA may receive from this growth or the returns on these investments may be less than expected;
•Statements about the expectation that TA will recognize annual cost savings of approximately $13.1 million and incur costs of approximately $4.3 million as a result of the Reorganization Plan. However, TA may not realize or maintain the cost savings it expects and the costs TA incurs to implement and execute the Reorganization Plan may be greater than TA expects;
•Statements about the franchise agreements TA entered into with franchisees pursuant to which TA expects to add TA branded travel centers to its network. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change; and
•Statements about TA entering into a multi unit franchise agreement with IHOP to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants. However, TA is only obligated to convert the 20 full service restaurants to IHOP with the remaining conversions at its discretion. TA may fail to convert those 20 restaurants and may determine not to convert some or all of the remaining 74 restaurants. The costs for these conversions may exceed TA's expectations and TA may fail to complete these conversions in accordance with the schedule, or at all. In addition, TA may not realize the return on investment it currently is anticipating and TA may incur losses with respect to these conversions.

The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the U.S. Securities and Exchange Commission, or SEC, and TA's Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, and June 30, 2020, which have been or will be filed with the SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
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